UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 7, 2024

AN2 THERAPEUTICS, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-41331	82-0606654
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1800 El Camino Real, Suite D
Menlo Park, California	94027
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (650) 331-9090

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.00001 par value	ANTX	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.05 Costs Associated with Exit or Disposal Activities.

On August 7, 2024, the Board of Directors of AN2 Therapeutics, Inc. (the “Company”) approved a reduction in force that is intended to result in the termination of approximately 50% of the Company’s employee workforce. The reduction in force was approved in connection with the Company’s planned shift in focus following discontinuation of the EBO-301 study and to further extend the Company’s operating capital and align personnel towards executing its ongoing strategy. The reduction in force is expected to be substantially complete by the end of 2024.

As a result of the reduction in force, the Company estimates that it will incur aggregate charges of approximately $2-$3 million, including severance and other employee-termination related expenses.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As part of the restructuring described under Item 2.05 above, Paul Eckburg, M.D., the Company’s Chief Medical Officer, will depart the Company effective as of August 30, 2024 (the “Transition Date”). Pursuant to the Company’s severance plan, Dr. Eckburg will receive, subject to the execution and delivery of an effective release of claims in favor of the Company and continued compliance with all applicable restrictive covenants, (i) a lump sum amount equal to 75% of his annual base salary and (ii) if Dr. Eckburg timely elects continued group health plan continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the COBRA premiums on behalf of Dr. Eckburg and his eligible dependents for nine months following termination. Effective as of the Transition Date, Dr. Eckburg will continue to provide services to the Company as a consultant for up to one year following the Transition Date. Under his consulting arrangement, Dr. Eckburg’s previously granted outstanding equity awards will continue to vest while he provides services to the Company.

Item 7.01 Regulation FD Disclosure.

A copy of the Company’s press release titled “AN2 Therapeutics Provides Update on EBO-301 Phase 2/3 Study Evaluating Epetraborole for Treatment-Refractory Mycobacterium avium Complex (MAC) Lung Disease,” dated August 8, 2024, is furnished as Exhibit 99.1 hereto and is incorporated by reference herein.

The information in this Item 7.01, including the exhibit hereto, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section 11 and 12(a)(2) of the Securities Act of 1933, as amended. The information contained herein and in the accompanying exhibit shall not be incorporated by reference into any filing with the U.S. Securities and Exchange Commission made by the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 8.01 Other Events.

The Company plans to discontinue its EBO-301 study evaluating epetraborole for treatment-refractory MAC lung disease following topline results from the Phase 2 part of the study. The study met its primary objective of demonstrating the potential validation of a novel patient-reported outcome (PRO) tool and a higher PRO-based clinical response rate in the epetraborole + OBR arm (39.5%) vs. placebo + OBR (25.0%; treatment difference 13.9%, p=0.19). However, sputum culture conversion at Month 6, a key secondary endpoint, was similar between treatment arms (13.2% in epetraborole + OBR vs. 10.0% placebo + OBR; treatment difference 3.4%, p=0.64).

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release of AN2 Therapeutics, Inc. dated August 8, 2024.

104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AN2 Therapeutics, Inc.

Date: August 8, 2024	By:	/s/ Joshua Eizen
Joshua Eizen
Chief Legal Officer